AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1998

                                                      REGISTRATION NO. 333-63761
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                     BALLY TOTAL FITNESS HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                    7991                     36-3228107
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    INDUSTRIAL CLASSIFICATION   IDENTIFICATION
                                  CODE NUMBER)                NUMBER)

                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois, 60631
                                 (773) 380-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------

                                 LEE S. HILLMAN
                     Bally Total Fitness Holding Corporation
                           8700 West Bryn Mawr Avenue
                             Chicago, Illinois 60631
                                 (773) 380-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                              --------------------

                                    Copy to:
                                  IRV BERLINER
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                                200 Public Square
                              Cleveland, Ohio 44114
                                 (216) 363-4500
                              --------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                              --------------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              --------------------

                                 CALCULATION OF REGISTRATION FEE

                                            PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
   TITLE OF EACH CLASS OF      AMOUNT TO     OFFERING PRICE     AGGREGATE        REGISTRATION
SECURITIES TO BE REGISTERED  BE REGISTERED    PER SHARE(2)    OFFERING PRICE(2)     FEE(2)
---------------------------  -------------  ----------------  -----------------  ------------

  Common Stock, par value
     $.01 per share(1)          268,061      $____________      $___________       $1,385(3)
===========================  =============  ================  =================  =============

(1) Associated with the Common Stock being offered are preferred stock purchase rights that will not be exercisable or evidence separately from the Common Stock prior to the occurrence of certain events.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the offering price and the registration fee applicable to the Common Stock is calculated upon the basis of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System on October 23, 1998.

(3)   Includes a fee of $1,292.93 which was previously paid.


                              --------------------

   THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE
       WITH THE PROVISIONS OF SECTION 8(A) OF THE SECURITIES ACT OF 1933.


--------------------------------------------------------------------------------

PROSPECTUS
----------

                                268,061 SHARES

                                     [LOGO]


                     BALLY TOTAL FITNESS HOLDING CORPORATION


                                  COMMON STOCK

                              --------------------


      The 268,061 shares of common stock, $.01 par value per share ("Common Stock"), of Bally Total Fitness Holding Corporation, a Delaware corporation ("Bally" or the "Company"), offered hereby (the "Shares") may be sold by or for the account of certain stockholders of the Company described herein (each a "Selling Shareholder" and, together, the "Selling Shareholders") from time to time in one or more transactions (which may include block transactions) on the open market in ordinary brokerage transactions on the New York Stock Exchange (the "NYSE"), in privately negotiated transactions or in a combination of such methods of sale, at the prevailing market price at the time of sale, at a price related to such prevailing market price or at a price otherwise negotiated. The Shares (i) underlie certain warrants (the "Warrants") to purchase 250,000 shares of Common Stock at an exercise price of $10.05 per share held by a Selling Shareholder, or (ii) will be issued in connection with the acquisition of a business by the Company (the "Acquisition"). The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares.

      The Company will not receive any of the proceeds of the sales made hereunder. The Company has agreed to pay all fees and expenses of registration incurred in connection with this offering. All selling expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the Shares. See "Selling Shareholders" and "Plan of Distribution".

      As of September 30, 1998, 23,465,321 shares of Common Stock were issued and outstanding after giving effect to the issuance of the Shares. The Common Stock is traded on the NYSE under the symbol "BFT". On October 26, 1998, the last reported sales price of the Common Stock on the NYSE was $19 1/16 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

      The Selling Shareholders and any brokers participating in sales of the Shares may be deemed underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution".
                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                 The date of this Prospectus is October 27, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, registration statements, proxy and information statements and other information filed by the Company with the SEC can be inspected without charge and copied, at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site at http://www.sec.gov that contains reports, registration statements, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

      The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the SEC under the Securities Act, in respect of the Shares offered hereby. For purposes hereof, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus, filed as a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by, and subject to, such reference in all respects.

      Proxy statements, reports and other information concerning the Company that are filed under the Exchange Act also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                              --------------------


      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               PROSPECTUS SUMMARY

Unless otherwise indicated, capitalized terms used in this Prospectus Summary have the respective meanings ascribed to them elsewhere in this Prospectus. The information contained in this Prospectus Summary contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Special Note Regarding Forward-Looking Statements" on page 6 of this Prospectus.

                                  THE COMPANY

      The Company is the largest (and only nationwide) commercial operator of fitness centers in the United States in terms of revenues, the number of members, and the number and square footage of facilities. As of September 30, 1998, the Company operated approximately 325 fitness centers concentrated in major metropolitan areas in 27 states and Canada and had approximately four million members. Bally's members made more than 100 million visits to its fitness centers in each of 1996 and 1997.

      The Company offers its members value by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally's fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic training programs. In addition, many of the Company's current fitness centers include pools, racquet courts or other athletic facilities. The Company's new club prototype achieves efficiency by focusing on those fitness services that receive a high degree of member use. The Company has clustered its fitness centers in major metropolitan areas in order to achieve marketing and operating efficiencies. These markets include, among others, New York, Los Angeles, Chicago, Houston, Dallas, Detroit, Baltimore, Washington, D.C., Philadelphia, Miami, Cleveland, Atlanta, Milwaukee, Seattle, Minneapolis, Orlando, Denver, Phoenix, St. Louis, San Francisco, Boston and Kansas City. In 1996, the Company completed the process of renaming its fitness centers so they all use the service mark "Bally Total Fitness", thereby enhancing brand identity, concentrating advertising and eliminating the prior practice of using more than 25 different regional service marks and trade names.

      The Company's primary target market for new members is the 18 to 34-year old, middle income segment of the population with secondary target markets including older and higher income segments. Bally markets itself to these consumer segments through the use of a variety of membership options and payment plans. The membership options offered by the Company range from single-club memberships to premium memberships which provide additional amenities and the use of all of Bally's fitness centers nationwide. Similarly, the Company offers a broad range of payment alternatives. Typically, members pay an initiation fee which can either be financed (generally for up to 36 months and subject to downpayment requirements) or paid-in-full at the time of joining. Members are generally required to pay monthly membership dues in order to use the Company's fitness facilities. Management believes the various membership and payment plans offered, in addition to Bally's strong brand identity and the convenience of its multiple locations constitute distinct competitive advantages for the Company.

      In May 1998, the Company completed an public offering of 2.8 million shares of Common Stock (the "1998 Stock Offering") for which the Company received net proceeds of $82.7 million.

OPERATING STRATEGIES

      In October 1996, Lee S. Hillman was named President and Chief Executive Officer of the Company. This completed the transition of senior management of the Company from predominantly marketing oriented managers, including the original founders of the Company, to managers with a more financial and operational orientation. The new management team quickly implemented a business strategy designed to improve the operating results of the Company. These efforts have contributed to recent increases in revenues and operating income, although the Company reported a loss before extraordinary item of $23.5 million for the year ended December 31, 1997.

  Core Business

      During 1997, management developed and began implementing five strategies to improve the underlying operations and the financial performance of the Company. These strategies have already favorably impacted the Company's financial results and management is committed to furthering their implementation.

            o Emphasize the Sale of All-Club Membership Plans -- Prior to a public offering of 8,000,000 shares of Common Stock in August 1997 which provided net proceeds of $88.4 million to the Company (the "1997 Stock Offering"), the Company managed its commission structure to emphasize the sale of paid-in-full membership plans to generate immediate cash for short-term liquidity at the expense of longer-term financial returns. The 1997 Stock Offering provided additional working capital, allowing the Company to emphasize the sale of all-club membership plans, which are typically financed, rather than single-club membership plans.

      In 1997, this new emphasis contributed to an 18% increase in the weighted-average price of memberships sold to approximately $970 from approximately $820 in 1996. Management believes that it can continue to increase new member revenues through an emphasis on financed membership plans.

            o Upgrade and Expand Fitness Centers -- Using a portion of the net proceeds from the 1997 Stock Offering and cash flow from operations, the Company has begun to expand and upgrade its existing facilities and equipment in order to increase its membership base and more effectively capitalize on its streamlined marketing and administrative functions. The Company has budgeted approximately $15 million for this initiative (over and above normal maintenance capital expenditures), most of which has been spent or committed.

            o Increase Dues Revenues -- The Company believes that its dues are substantially less than those charged by its competitors and that it can continue to increase dues for its members who are beyond their initial financing period without any material loss in membership. In addition, the Company has reduced promotions which discounted or waived dues. In 1997, these initiatives contributed to an increase in dues collected of approximately $11.2 million, or 6%, over 1996. Management believes that it can continue to raise the dues charged to its members at a rate consistent with past periods.

            o Improve Collections on Financed Contracts -- The Company is maintaining its focus on increasing downpayments on financed membership plans and securing payments by electronic funds transfer ("EFT"), which the Company's experience has shown results in higher quality receivables. This effort yielded an increase of 11% in the average down payment, from $73 in 1996 to $81 in 1997. In addition to seeking higher down payments, the Company continues to develop improved collection practices based on information provided by "credit scoring" and behavioral modeling, which management believes will also improve the yield from the receivables portfolio.

            o Continue to Leverage Fixed Cost Base -- A significant percentage of the Company's operating costs are fixed in nature, both in terms of fitness center operations and member processing and advertising. Over the past several years, the Company has significantly reduced these operating costs through aggressive cost management. As the Company pursues its growth strategies described below, management will seek to leverage the Company's fixed cost base to improve operating margins.

    Growth Opportunities

      In order to build upon the improved core operations and accelerate the growth of the Company's business, management has identified the following external growth opportunities:

            o Develop New Fitness Centers -- Beginning in 1998, the Company intends to increase its spending to approximately $20 million to $25 million per year to open 15 to 20 new facilities based on its new fitness center prototype, which is designed to cost less to construct and maintain than the Company's older facilities. The majority of the Company's new fitness center facilities will be developed pursuant to long term lease arrangements. The prototype model of new fitness centers developed over the most recent years has required on average $1.3 million to fund leasehold improvements and fitness equipment.

            o Selectively Acquire Club-Related Real Estate -- The Company operates approximately 325 fitness centers, over 90% of which are leased. Historically, the Company has not capitalized on opportunities to buy leased properties at attractive terms due to capital constraints. The Company's recently improved financial condition allows the Company to take advantage of attractive opportunities to acquire leased properties. In addition to pursuing these opportunities, the Company will also evaluate purchasing parcels of land in strategic locations for new club expansion. While the Company believes that from time to time there are attractive opportunities to acquire real estate, either for existing club sites or new locations, management intends only to pursue real estate transactions following a very selective set of criteria, including strategic locale and relative market values.

            o Identify and Acquire Fitness Center Operators in Strategic Geographic Locations -- The Company maintains an operating strategy of clustering its clubs in major metropolitan areas in order to achieve marketing and operating efficiencies. Consistent with this strategy, management has identified major metropolitan areas where the Company is absent or underrepresented. In an effort to establish a cluster of clubs quickly in strategic locations, the Company plans to identify and acquire fitness center operators where attractive opportunities exist and internal growth would not be as effective due to various factors, including timeliness and availability of prime real estate.

New Business Initiatives

      Management believes that the Company can increase and diversify revenues by leveraging its strong brand identity, extensive distribution infrastructure (approximately 325 facilities), significant member base (approximately four million members) and frequency of visitation (in excess of 100 million member visits in each of 1996 and 1997) by offering a number of ancillary products and services. In order to pursue these growth opportunities, the Company has implemented the following initiatives:

            o Personal Training -- In 1997, the Company introduced a newly developed personal training program which is now offered at most of its fitness centers. The value of this service to members, coupled with decreased outsourcing of this service, represents a significant profit opportunity for the Company. In the fourth quarter of 1997, the Company generated $2.0 million in revenues from the sale of personal training programs. To better introduce personal training services and Bally-branded nutritional products to its members, the Company began offering System 30 memberships at most of its fitness centers in January 1998. Members selecting the System 30 membership receive the benefits of an all-club membership plan plus a complete fitness analysis, a supply of Bally-branded nutritional products and three personal training sessions during the first month of membership.

            o Private-Label Nutritional Products -- During 1997, the Company launched the sale of an exclusive line of Bally-branded nutritional products to the Company's members. The current line of Bally-branded nutritionals includes meal replacement drinks, multi-vitamins, fat-free snack wafers, a creatine mix and fat- reducing supplements. While these products were only being introduced in 1997, sales for the year totaled $2.2 million, including $1.0 million in the fourth quarter of 1997. The Company continues to test market other nutritional products.

            o Retail Stores -- To date, the Company has opened more than 70 BFIT Essentials[SM] retail stores in its fitness centers. These retail stores sell Bally-branded and complementary products from other manufacturers, including nutritional products, workout apparel and related accessories. The Company plans to have approximately 100 BFIT Essentials[SM] retail stores in its fitness centers by the end of 1998.

            o Outpatient Rehabilitative and Physical Therapy Services -- The Company believes numerous opportunities exist to contract with third party providers and managers of health care programs and services to provide affordable, comprehensive outpatient rehabilitative and physical therapy services in its fitness centers, and expects to offer these services to members and non-members alike in up to 100 of its facilities within the next three years, primarily using existing facilities and equipment.


                                  THE OFFERING

Common Stock offered by the Selling Shareholder.....      268,061 shares

Common Stock to be outstanding after the Offering...      23,465,321 shares (1)

Use of proceeds.....................................      The Company will not receive any proceeds
                                                          from any sale of the Shares

New York Stock Exchange symbol......................      BFT

-----------

(1) Based on Common Stock outstanding on September 30, 1998 after giving effect to the issuance of the Shares. Does not give effect to any future exercise of outstanding warrants to purchase 2,942,805 shares of Common Stock, outstanding stock options to purchase 2,685,644 shares of Common Stock and options to purchase an additional 460,162 shares of Common Stock which the Company is able to grant under its existing stock option and purchase plans.

                                ----------------


    The Company was a wholly-owned subsidiary of Bally Entertainment Corporation ("Entertainment") until Entertainment spun-off the Company (the "Spin-off") to its stockholders on January 9, 1996. The Company's executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois, 60631, telephone number (773) 380-3000. As used in this Prospectus, unless the context otherwise requires, the "Company" or "Bally" refers to Bally Total Fitness Holding Corporation and its subsidiaries and their predecessors.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THE PROSPECTUS SUMMARY AND UNDER THE HEADING "RISK FACTORS", AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING CERTAIN STATEMENTS INCORPORATED HEREIN BY REFERENCE, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS; COMPETITION; SUCCESS OF OPERATING INITIATIVES, ADVERTISING AND PROMOTIONAL EFFORTS; EXISTENCE OF ADVERSE PUBLICITY OR LITIGATION; ACCEPTANCE OF NEW PRODUCT OFFERINGS; CHANGES IN BUSINESS STRATEGY OR PLANS; QUALITY OF MANAGEMENT; AVAILABILITY, TERMS AND DEVELOPMENT OF CAPITAL; BUSINESS ABILITIES AND JUDGMENT OF PERSONNEL; CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; REGIONAL WEATHER CONDITIONS; THOSE ITEMS SET FORTH UNDER THE HEADING "RISK FACTORS"; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS.

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

NET LOSSES

    The Company reported losses before extraordinary item of $23.5 million, $24.9 million and $31.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. On a pro forma basis, adjusting the income tax provision/benefit as if the Company had filed its own separate consolidated tax returns, the loss for 1995 would have been $38.5 million.

RISKS ASSOCIATED WITH HIGHLY-LEVERAGED FINANCIAL POSITION

    In December 1996, the Company issued $160.0 million of asset-backed securities (the "Securitization") by selling undivided interests in the H&T Master Trust (the "Trust"). The Trust consists primarily of a portfolio of installment contracts receivable from membership plans and the proceeds thereof. The Company plans to refinance the Securitization in the second or third quarter of 1999; however, there can be no assurance that the Company will be able to refinance the Securitization or that the terms of such refinancing will be as favorable as those of the Securitization.

    The Company's long-term debt includes the Securitization, $225 million principal amount of 9 7/8% Senior Subordinated Notes due 2007 (the "9 7/8% Notes") and a $70 million revolving credit facility which expires in November 2000, which was unused at June 30, 1998 except for outstanding letters of credit totaling $6.9 million. At June 30, 1998, the Company had total indebtedness of approximately $411.3 million and a ratio of long-term debt (less current maturities) to total capitalization of approximately 72%. In addition, interest paid for the year ended December 31, 1997 and six months ended June 30, 1998 totaled $48.4 million and $21.5, respectively. The Company's recent losses, total indebtedness and provisions of existing debt instruments limit the Company's ability to raise capital or borrow money. The provisions in the Company's existing debt instruments limit the Company's ability to borrow additional funds and to grant security interests and require the Company to maintain certain financial ratios, including those relating to cash flow and interest expense. As a result of the limitations, the Company may be more vulnerable to economic downturns, may not be able to exploit certain business opportunities when they arise and may have less flexibility to respond to changing economic conditions, each of which could have a material adverse effect on the Company's financial condition and results of operations.

RISKS ASSOCIATED WITH NEW INITIATIVES

    The Company has introduced a number of new initiatives to capitalize on its strong brand identity, extensive distribution infrastructure (approximately 325 facilities), significant member base (approximately four million members) and frequency of visitation. These initiatives include selling and marketing nutritional products, work-out apparel and related accessories to its members in its clubs as well as making comprehensive outpatient rehabilitative and physical therapy services available to members and non-members. The Company has not previously generated significant revenues from any of these new initiatives and there can be no assurance that such initiatives will be successful. In addition, the Company has limited experience in marketing new products to its members. The sale and marketing of nutritional products, work-out apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risks of competition. See "--Competition". The provision of rehabilitative and physical therapy services also involves risks of government regulation. See "--Government Regulation".

RISKS ASSOCIATED WITH PRICING STRATEGY

    Competitive conditions in certain markets in which the Company operates may limit the Company's ability to reduce discount pricing on paid-in-full memberships and to increase dues significantly without a material loss in membership.

RISKS RELATING TO ACQUISITIONS

    A component of the Company's business strategy is to identify and acquire fitness center operators in strategic geographic locations. The success of this strategy will depend upon a number of factors, including the Company's ability to identify acceptable acquisition candidates in suitable locations, consummate acquisitions on favorable terms, successfully integrate acquired businesses with the Company's existing operations and expand its membership base at acquired locations. There can be no assurance that the Company will successfully expand or that any expansion will result in profitability. The failure to identify, evaluate and effectively integrate acquired businesses could adversely affect the Company's operating results.

COMPETITION

    The Company is the largest operator, or among the largest operators, of fitness centers in every major market in which it has fitness centers. Within each market, the Company competes with other fitness centers, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet and other athletic clubs, country clubs, weight-reducing salons and the home-use fitness equipment industry. The Company believes competition has increased to some extent in certain markets, reflecting the public's enthusiasm for fitness and a decrease in the cost of entry into the market due to financing available from landlords and equipment manufacturers. The Company also competes with other entertainment and retail businesses for the discretionary income of its target market. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates.

    As the Company pursues new business initiatives, particularly the sale of nutritional products and apparel, the Company competes against large, established companies with more experience selling such products on a retail basis and, in some instances, with substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete effectively against such established companies.

SEASONAL MEMBERSHIP FEE ORIGINATIONS

    Historically, the Company has experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. The new initiatives the Company has implemented may have the effect of increasing the seasonality of the Company's business.

GOVERNMENT REGULATION

    The operations and business practices of the Company are subject to regulation at federal, state and, in some cases, local levels. General rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, and state statutes apply to the Company's advertising, sales and other trade practices, including the sale, financing and collection of memberships. Although management is not aware of any proposed changes in any statutes, rules or regulations affecting the Company, any changes could have a material adverse effect on the Company's financial condition and results of operations. In addition, the provision of rehabilitative and physical therapy services and payments for such services are subject to government regulation.

POTENTIAL IMPACT OF CERTAIN ANTITAKEOVER PROVISIONS

    Certain provisions of the Company's Restated Certificate of Incorporation (the "Company Certificate") and the Company's Amended and Restated By-Laws (the "Company Bylaws") may inhibit changes in control of the Company not approved by the Board of Directors of the Company (the "Board"). These provisions include a stockholders rights plan, a classified Board, advance notice provisions for nominations for election of candidates to the Board and a "fair-price provision". The stockholder rights plan, under which one right entitling the holder to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at a price of $40 per share (subject to adjustment) is attached to each outstanding share of Common Stock, renders an acquisition of control of the Company in a transaction not approved by the Board more difficult. The Company's 1996 Long-Term Incentive Plan provides for acceleration of stock options and restricted stock awards upon a change in control of the Company which has the effect of making an acquisition of control of the Company more expensive. These agreements may also inhibit a change in control of the Company and may have a negative effect on the market price of the Common Stock. The indenture governing the 9 7/8% Notes also include change in control provisions which provide, among other things, that upon a change in control of the Company, the holders of the 9 7/8% Notes may require the Company to repurchase the 9 7/8%

Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. A change in control of the Company constitutes a default under the Company's revolving credit agreement. In addition, certain Company officers have severance compensation agreements with the Company that provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to the Company, including a change in control of the Company.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company has not made cash dividend payments on the Common Stock since the Spin-off and does not anticipate paying cash dividends on the Common Stock for the foreseeable future. The terms of the Company's revolving credit agreement provide that the Company is restricted from paying dividends without the consent of the lenders during the term of the agreement. In addition, the indenture for the 9 7/8% Notes generally limits dividends paid by the Company to the aggregate of 50% of consolidated net income, as defined, earned after January 1, 1998 and the net proceeds to the Company from any stock offerings and the exercise of outstanding stock options and warrants.

FUTURE SALE AND PRICE OF COMMON STOCK

    As of September 30, 1998, 23,465,321 shares of Common Stock were outstanding after giving effect to the issuance of the Shares. The Company has (i) outstanding options to purchase 2,685,644 shares of Common Stock with a weighted-average exercise price of $12.60 per share, and (ii) the ability to grant options to purchase an additional 460,162 shares of Common Stock under the Company's stock option and purchase plans. In addition, the Company has outstanding warrants to purchase 2,942,805 shares of Common Stock at an exercise price of $5.26 per share. The warrants are held by the Chairman of the Board and the President and Chief Executive Officer of the Company and are exercisable until December 31, 2005. The effect, if any, on the market price of the Common Stock prevailing from time to time as a result of the additional shares of Common Stock that would be outstanding upon the exercise of stock options and warrants is unpredictable, and no assurance can be given that the effect will not be adverse.

POTENTIAL IMPACT OF YEAR 2000

    The Company has completed an assessment of whether its systems and those of third parties, which could have a material impact on the Company will function properly with respect to dates in 2000 and thereafter. The Company has determined that two of its existing software applications require modification, with such modifications expected to be completed in 1998 at an aggregate cost to the Company of less than $.1 million. The Company believes that the only third parties that could have a material impact on the Company are the major financial institutions that process the Company's collections of installment receivables and dues by electronic funds transfers. Management believes that these financial institutions are currently working on modifications to their internal systems to insure that those systems will function properly with respect to dates in 2000 and thereafter and expect that these modifications will be completed in 1998. The Company does not anticipate that the noncompliance, if any, with Year 2000 of any of its non-information technology systems (i.e. embedded technology such as microcontrollers) will result in material adverse effect to the Company. Management is currently undertaking an analysis of worst case scenarios and developing contingency plans to deal with such scenarios.

                                 USE OF PROCEEDS

    The Shares being offered are for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares.

                              SELLING SHAREHOLDERS

    The following table sets forth as of September 30, 1998, certain information with respect to the Selling Shareholders. The Shares offered hereby will be sold, if at all, solely by and at the discretion of the Selling Shareholders, and the Company will not receive any proceeds from any such sales. See "Plan of Distribution". The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

    On September 30, 1998, there were 23,465,321 shares of Common Stock outstanding after giving effect to the issuance of the Shares.


                             Shares of Common Stock
                             Owned Prior to This     Shares    Shares of Common Stock
                                   Offering          Offered  Owned After this Offering
                             ----------------------  -------  -------------------------
Name of Selling Shareholder    Number   % of Class    Number     Number   % of Class
---------------------------    ------   ----------   -------     ------   ----------
Ladenburg Thalmann            250,000(3)   1.07%     250,000         0        ---
 Capital Corporation(1)(2)

Gorilla Sports, Inc.           18,061(4)     *        18,061         0        ---

-----------

* Less than one percent

(1) In July 1997, Ladenburg Thalmann Capital Corporation ("LTCC") loaned the Company $7.5 million. The Company repaid the loan from LTCC from the net proceeds of the 1997 Stock Offering. In connection with the loan, LTCC received warrants to purchase 250,000 shares of Common Stock at an exercise price of $10.05.

(2) From time to time, Ladenburg Thalmann & Co. Inc., an affiliate of LTCC, has provided investment banking services to the Company for which they received normal and customary fees, including in connection with the placement of the 9 7/8% Notes, the 1997 Stock Offering and the 1998 Stock Offering.

(3) Assumes exercise of the Warrants, which are exercisable by LTCC at $10.05 per Share.

(4) Assumes issuance of the maximum number of shares of Common Stock to be issued in connection with the Acquisition.

                              PLAN OF DISTRIBUTION

    The purpose of this Prospectus is to permit the Selling Shareholders to offer for sale or to sell the Shares at such time and at such prices as they, in their sole discretion, choose. The Company will not receive any of the proceeds from these offerings or sales.

    The Selling Shareholders may sell or distribute some or all of the Shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the Common Stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser.) Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. To the extent required, the Company will file, during any period in which offers or sale are being made, one or more supplements to this Prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

    The Selling Shareholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    In connection with the offer and sale of the Shares, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a Selling Shareholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the Shares.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

    The Company will pay substantially all of the expenses incident to this offering of the Shares by the Selling Shareholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. The Selling Shareholders may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify a Selling Shareholder and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

    The Company has agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the Registration Statement continuously effective for a period of 360 days. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the Shares.

                                  LEGAL MATTERS

    The validity, authorization and issuance of the Shares offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. George N. Aronoff, a partner in Benesch, Friedlander, Coplan & Aronoff LLP, owns 19,000 shares of Common Stock.

                                     EXPERTS

    The consolidated financial statements and schedule of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed with the Commission on April 23, 1998 (file no. 0-27478);

    (2) the Company's Form 8-K filed with the Commission on May 7, 1998 (file no. 0-27478);

    (3) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on March 27, 1998 (file no. 0-27478);

    (4) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed with the commission on May 15, 1998
            (file no. 0-27478);

    (5) the Company's Form 8-K filed with the Commission on August 6, 1998 (file no. 0-27478); and

    (6) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August 14, 1998
            (file no. 0-27478).

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (773) 380-3000.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or the affairs of the Company since the date thereof

                            ----------------------

                               TABLE OF CONTENTS


                                                        Page
                                                        ----

               Available Information..................     2
               Prospectus Summary.....................     3
               Special Note Regarding Forward-
                   Looking Statements.................     6
               Risk Factors...........................     6
               Use of Proceeds........................     8
               Selling Shareholders...................     9
               Plan of Distribution...................     9
               Legal Matters..........................    10
               Experts................................    10
               Incorporation of Certain Information
                   by Reference.......................    11





                                 268,061 SHARES


                              BALLY TOTAL FITNESS
                              HOLDING CORPORATION


                                 COMMON STOCK





                            ----------------------

                                   PROSPECTUS

                            ----------------------





                               October 27, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth expenses in connection with the issuance of the Shares being registered. All of the amounts shown are estimates, except the registration fee:

      SEC registration fee........................................    $  1,385

      Accounting fees and expenses................................      15,000

      Legal fees and expenses ....................................       5,000

      Printing expenses...........................................         500

      Miscellaneous expenses .....................................         115
                                                                      --------

            Total ................................................    $ 22,000
                                                                      ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL") permits the indemnification of the directors and officers of the Company. The Company By-laws provide that it will indemnify the officers, directors, employees and agents of the Company to the extent permitted by the DGCL.

      The Company Certificate provides for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Company Certificate is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under state law.

      The Company has entered into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also indemnifies and advances all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company Certificate, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of the Company to eliminate the rights provided therein.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits


        5.1*   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

        5.2    Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

       23.1    Consent of Ernst & Young LLP.

       23.2 Consent of Benesch, Friedlander, Coplan & Aronoff LLP (set forth in their opinions included as Exhibits 5.1 and 5.2).

       24.1*   Powers of Attorney for the Company.

               * Filed previously.

ITEM 17.  UNDERTAKINGS.

      (a)      The undersigned registrant hereby undertakes:

               (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON OCTOBER 27, 1998.


                                          BALLY TOTAL FITNESS HOLDING
                                            CORPORATION


                                          By: /s/ John W. Dwyer
                                             -------------------------
                                             John W. Dwyer
                                             Executive Vice President,
                                               Chief Financial Officer
                                               and Treasurer


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on S-3 has been signed by the following persons in the capacities and on the dates indicated.



      SIGNATURE                  TITLE                      DATE
      ---------                  -----                      ----


       *                         Chairman of the Board of   October 27, 1998
      ------------------------   Directors
      Arthur M. Goldberg


       *                         Chief Executive Officer,   October 27, 1998
      ------------------------   President, and Director
      Lee S. Hillman


       *                         Executive Vice President   October 27, 1998
      ------------------------   Chief Financial Officer
      John W. Dwyer              and Treasurer


       *                         Vice President and         October 27, 1998
      ------------------------   Controller
      Geoffrey M. Scheitlin


       *                         Director                   October 27, 1998
      ------------------------
      Aubrey C. Lewis


       *                         Director                   October 27, 1998
      ------------------------
      J. Kenneth Looloian


       *                         Director                   October 27, 1998
      ------------------------
      James F. Mc Anally, M.D.


       *                         Director                   October 27, 1998
      ------------------------
      Liza M. Walsh



*By:   /s/ John W. Dwyer
    ---------------------------------
      John W. Dwyer, Attorney-In-Fact

                                  EXHIBIT INDEX



 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------

   5.1*    Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

   5.2     Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

  23.1     Consent of Ernst & Young LLP.

  23.2 Consent of Benesch, Friedlander, Coplan & Aronoff LLP (set forth in their opinions included as Exhibits 5.1 and 5.2).

  24.1*    Powers of Attorney for the Company.


          * Filed previously.